Exhibit 10.1

PATENT LICENSE AGREEMENT

     This Patent License Agreement (this “Agreement”) is made by and between the Board of Regents (“Board”) of The University of Texas System, an agency of the State of Texas, whose address is 201 West 7th Street, Austin, Texas 78701 (“System”), through its component institution, The University of Texas Medical Branch at Galveston, having a business address at 301 University Blvd., Galveston, Texas 77555 (“University”) and Chrysalis Biotechnology, Inc., a Delaware corporation (“Licensee”), having a principal place of business located at 2200 Market, Suite 600, Galveston, Texas 77550.

RECITALS

     A. WHEREAS, Board owns certain Patent Rights and Technology Rights related to Licensed Subject Matter, which were developed at University, and some of which are jointly owned with Monsanto;

     B. WHEREAS, Monsanto exclusively licensed its joint ownership in certain of the Patent Rights to Board on May 15, 1991 pursuant to a license agreement as set forth in Exhibit 1 attached hereto (the “Monsanto Agreement”), Monsanto granted Board the right to grant sublicenses to third parties pursuant to the Monsanto Agreement, and Board has filed for recordation of the Monsanto Agreement with the United States Patent and Trademark Office to further associate the Monsanto Agreement with certain of the Patent Rights jointly owned with Monsanto in the United States;

     C. WHEREAS, Board desires to have the Licensed Subject Matter developed and used for the benefit of Licensee, Board, and the public;

     D. WHEREAS, Licensee was formed to develop and commercially exploit the Licensed Subject Matter;

     E. WHEREAS, Licensee and Board are parties to a previous Patent License Agreement dated November 10, 1995, (as amended on March 30, 2000 and August 30, 2000) (“Previous License Agreement”) which this Agreement replaces;

     F. WHEREAS, pursuant to the Previous License Agreement, Board also granted Licensee a sublicense in the rights granted from Monsanto to Board pursuant to the Monsanto Agreement; and

     G. WHEREAS, Licensee has represented to Board, to induce Board to enter into this Agreement, that Licensee is contemplating the sale of substantially all its assets to OrthoLogic Corp., a Delaware corporation (“OLGC”), pursuant to an Asset Purchase Agreement and Plan of Reorganization (the “Purchase Agreement”), by and between Licensee and OLGC.

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     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the adequacy and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. AMENDMENT. This Agreement amends and restates the Previous License Agreement in its entirety. The Recitals set forth above are material to and form part of this Agreement.

2. EFFECTIVE DATE. This Agreement shall be effective as of the Closing Date (as defined in the Purchase Agreement), (the “Effective Date”).

3. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings indicated:

     "Carney” shall mean Darrell H. Carney, Ph.D.

     "Confidential Information” shall mean this Agreement, the contents of this Agreement and all non-public or proprietary information of a party disclosed by such party or its officers, representatives, agents, or employees to the other party in connection with the performance of this Agreement. Subject to exceptions set forth in Section 14.1(c) herein, such information shall be Confidential Information if it would ordinarily be treated as confidential by the disclosing party or would ordinarily be considered information of a confidential nature in the industry, whether or not specifically marked as such.

     "Effective Date” is defined in Section 2 above.

     "Licensed Field” shall mean all fields of use.

     "Licensed Process” shall mean any process which is covered in whole or in part by an issued, unexpired valid claim contained in the Patent Rights.

     "Licensed Product” shall mean any product, component, or material which is covered in whole or in part by an issued, unexpired, valid claim contained in the Patent Rights.

     "Licensed Subject Matter” shall mean inventions and discoveries covered by Patent Rights or Technology Rights within the Licensed Field.

     "Licensed Territory” shall mean the entire world.

     "Monsanto” shall mean Monsanto Company, a Delaware corporation, or the party having legal ownership (through a merger, acquisition, or other acquisition from Monsanto) of the Monsanto Agreement and the patent rights described therein.

     "Net Sales” shall mean the gross revenues received by Licensee (and its Sublicensees) from the Sale of each Licensed Product or Licensed Process, less sales and use taxes actually paid, import and export duties actually paid, outbound transportation prepaid or allowed,

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shipping insurance, amounts allowed or credited due to returns (not to exceed the original billing or invoice amount), wholesale and cash discounts actually granted and charges and portions of charges disallowed by third party payors or care managers; provided, that if a Licensed Product is sold in combination with other items (whether as part of the Sale of a combination product, package, system, kit or tray or otherwise) at a unit price, whether formulated or packaged together or separately, “Net Sales” shall mean the “Net Sales” of such combination multiplied by (i) a fraction, A/A+B, where A is the average selling price (“ASP”) of the Licensed Product when sold separately and B is the ASP of the other items when sold separately, or (ii) if the ASP of the Licensed Product or the other items are not available, a fraction determined by the mutual agreement of the parties, which represents the proportionate economic value of the Licensed Product relative to the proportionate economic value contributed by the other items.

     "Patent Rights” shall mean any and all of Board’s rights in, to and under:

     (a) the patents and patent applications listed in Exhibit 2, as updated from time to time pursuant to Section 5.4 hereof, and any and all inventions and discoveries by University relating to TP508 Technology conceived or reduced to practice prior to and during the two-year period following the Effective Date, but shall not include any new technology rights, described in Section 5.5 hereof, until such time as Licensee elects to add such new technology rights pursuant to such Section 5.5;

     (b) all divisions, continuations, continuations-in-part, registrations, reissues, reexaminations or extensions of any type and corresponding foreign applications with respect to any of the applications and patents described in the foregoing paragraph and which relate to the manufacture, use or sale of TP508 Technology other than any applications and patents in respect of new technology added to Licensed Subject Matter pursuant to Section 5.5; and

     (c) the Monsanto Agreement and the licensed patent rights thereunder.

     "Sale or Sold” shall mean the sale, transfer or disposition of a Licensed Product or royalty-bearing use of a Licensed Process for value to a party other than Licensee or a Subsidiary.

     "Sublicensee” shall mean any third party to whom Licensee has granted a sublicense under the Patent Rights to make and sell Licensed Products or use a Licensed Process.

     "Subsidiary” shall mean any business entity more than fifty percent (50%) owned by Licensee, any business entity which owns more than fifty percent (50%) of Licensee, or any business entity that is more than fifty percent (50%) owned by a business entity that owns more than fifty percent (50%) of Licensee.

     "Technology Rights” shall mean Board’s and University’s rights in any technical information, know-how, process, procedure, composition, method, formula, protocol, technique, software, design, drawing or data relating to Licensed Field, whether or not covered by Patent Rights, which relate to TP508 Technology, which are necessary to practice the inventions

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covered by the Patent Rights, and are made or developed by Carney or any University employee working under the supervision or direction of Carney, prior to or within two years after the Effective Date.

     "Term” shall have the meaning given to it in Section 7.1 of this Agreement.

     “TP508 Technology” shall mean (i) any and all subject matter claimed in Patent Rights; and (ii) peptides which bind to and/or stimulate a thrombin receptor, compositions which contain such peptides, methods of producing such peptides, detecting such peptides, and utilizing such peptides diagnostically and/or therapeutically, including, but not limited to, thrombin derived polypeptides, agonists or antagonists of the proteolytically or non-proteolytically activated thrombin receptor or receptors or agonists and antagonists of other cellular effects activated by proteolytic or non-proteolytic thrombin interactions and which are made or developed by Carney or any University employee working under the supervision or direction of Carney.

     "University” is defined in the first paragraph of this Agreement.

4. WARRANTIES; SUPERIOR-RIGHTS; COVENANTS

     4.1 Except for the rights, if any, of the Government of the United States, as set forth in Section 4.2, Board represents and warrants that it is the owner of the entire right, title, and interest in and to the Licensed Subject Matter, subject only to Monsanto’s rights under the Monsanto Agreement, and that it has the exclusive right to grant licenses thereunder and has not granted licenses thereunder to any other entity other than Licensee. The representations and warranties of this Section 4.1 apply only to Patent Rights and Technology Rights, but shall not apply to (i) any subject matter independently developed by or rights of third parties who have no affiliation with or obligation to assign rights or subject matter to the Board or University or (ii) any purported assignment by Carney (or other named inventor) in violation of his/her obligations under the University intellectual property policies.

     4.2 Licensee understands, acknowledges and agrees that: (i) the Licensed Subject Matter may have been developed under a funding agreement with the Government of the United States of America and, if so, that the Government may have certain rights relative thereto; (ii) THIS AGREEMENT IS EXPLICITLY MADE SUBJECT TO THE GOVERNMENT’S RIGHTS UNDER ANY SUCH AGREEMENT AND ANY APPLICABLE LAW OR REGULATION; and (iii) to the extent that there is a conflict between any such agreement, applicable law or regulation and this Agreement, the terms of such Government agreement, applicable law or regulation shall prevail.

     4.3 Licensee understands, acknowledges and agrees that: (i) Board, by this Agreement, makes no representation as to the operability or fitness for any use, safety, efficacy, ability to obtain regulatory approval, patentability, and/or breadth of the Licensed Subject Matter; and (ii) Board, by this Agreement, also makes no representation as to whether there are any patents now held, or which will be held, by others or by Board in the Licensed Field, nor does Board make any representation that the inventions, products, processes, or machines

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contained in Patent Rights do not infringe any other patents now held or that will be held by others or by Board.

     4.4 Licensee, by execution hereof, acknowledges, covenants and agrees that it has not been induced in any way by Board, System, University or its employees to enter into this Agreement, and further warrants and represents that (i) it has conducted sufficient due diligence with respect to all items and issues pertaining to this Article 4 and all other matters pertaining to this Agreement; and (ii) Licensee has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence and evaluate the risks inherent herein.

     4.5 Each of Board, acting by and through University, and University represents, warrants and covenants that:

     (a) the Monsanto Agreement is in full force and effect and has not been amended or modified and (i) to the knowledge of Board and University, Board is in compliance with all its obligations thereunder in respect of all obligations to be performed by Board and Board shall remain in compliance with all its obligations thereunder to be performed by Board prior to the potential assignment thereof to Licensee in accordance with Section 6.2(c) hereof and; (ii) to the knowledge of Board and University, each party other than Board and University is in compliance with all its obligations thereunder and does not presently plan to terminate or have the right to terminate such agreement; (iii) such agreement is enforceable against Board in accordance with its terms and, to the knowledge of Board and University, against each other party; and (iv) Board and University shall take such action within the power of Board and University as may be necessary to keep such agreement in full force and effect; and

     (b) it has the power and actual authority to enter into and perform its obligations under this Agreement, and this Agreement has been duly authorized, executed and delivered by it and is enforceable against it in accordance with its terms.

     4.6 The Board acknowledges that all material conditions of the Previous License Agreement have been either satisfied by Licensee or are waived by Board and that Licensee is not in breach of any term therein. Licensee acknowledges that all material conditions of the Previous License Agreement have been either satisfied by Board or are waived by Licensee and that Board is not in breach of any term therein. Notwithstanding the foregoing, nothing in this Section 4.4 shall be construed as a waiver or modification by any party of any conditions, rights or obligations set forth in this Agreement.

     4.7 Upon written request by either party, Licensee and Board shall promptly update Exhibit 2 attached hereto to include all patent applications and patents that are then within the Patent Rights.

5. LICENSE

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     5.1 Board hereby grants and agrees to grant to Licensee a royalty-bearing, exclusive license under Licensed Subject Matter to manufacture, have manufactured, sell, offer for Sale, import and use Licensed Product and Licensed Process within the Licensed Territory within the Licensed Field; provided, however:

     (a) Board and University and their respective employees, agents and representatives may publish their own scientific findings from research related to Licensed Subject Matter, but only in accordance with the procedures set forth in Section 14.2; and

     (b) Board may use any information contained in the Licensed Subject Matter generated by the University, other than Confidential Information, for non-commercial research, including care of University patients, teaching, applying for funding and other educational purposes.

     5.2 Licensee shall have the right to extend the license granted herein to any Subsidiary provided that such Subsidiary consents to be bound by this Agreement to the same extent as Licensee, including, but not limited to, the provisions set forth under Article 6 hereof, and Licensee provides notification to the Board of any such extension of the license herein to a Subsidiary. Any such extension shall not be deemed to be a sublicense hereunder and shall not be subject to the sublicense royalty payment obligations under Section 6.1(b).

     5.3 Licensee shall have the right to grant sublicenses consistent with this Agreement provided that Licensee shall at all times be responsible for the operations of its Sublicensees pursuant to such sublicense as if such operations were carried out by Licensee, including the timely payment of royalties to Board whether or not Sublicensee has timely paid royalties owed to Licensee pursuant to such sublicense. Within thirty (30) days of execution, modification, or termination of a sublicense by Licensee, Licensee further agrees to deliver to Board a true and correct copy of such sublicense granted by Licensee, and any modification or termination thereof.

     5.4 Licensee shall have sole discretion whether to file and over the filing and prosecution of patent applications relating to the Licensed Subject Matter, and shall be responsible for all costs related to filing, prosecuting, and maintaining the Patent Rights. Licensee shall update Exhibit 2 to include patent applications relating to TP 508 technology that are filed by Licensee pursuant to this Section 5.4 within the two-year period following the Effective Date. In addition, with respect to any patent within the Patent Rights, Board hereby designates Licensee or its designee as its agent for the limited purpose of obtaining an extension of such patent or governmental equivalent thereof which extends the exclusivity of any of the Patent Rights where available in any country in the world and, if reasonably necessary, Board hereby authorizes Licensee to file in Board’s name or, at Licensee’s option, Board shall use reasonable efforts to obtain such extension for Licensee or its Sublicensees, at Licensee’s expense. In the event that Licensee fails to cure any breach in this Agreement as set forth in Section 7.4, then such designation by Board of Licensee as its agent for the limited purpose of obtaining any extension of such Patent Rights is hereby revoked. Furthermore, Board and

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University shall provide reasonable assistance to facilitate Licensee’s or its Sublicensees’ efforts to obtain any such extension.

     5.5 Licensee shall have the right to add to Licensed Subject Matter University’s rights in any new technology applications that are not then included in Patent Rights that are developed at University, provided that the new technology applications: (i) whether or not Carney is named as an inventor of such new technology applications consist of new or novel uses of (x) a composition disclosed or claimed in a prior patent application or (y) a new composition based on thrombin peptide technology developed at University; or (ii) relate to TP508 Technology after the two-year period from the Effective Date. Board may offer a license in any such new technology rights to third parties, but only if (i) Board gives written notice of its intent to do so to Licensee and (ii) Licensee does not elect within 90 days of such written notice to add such new technology rights to Licensed Subject Matter pursuant to this Section 5.5.

     5.6 Licensee and its successors in interest may record with the various patent and trademark offices in which Patent Rights are pending or have issued, a memorandum of exclusive license as provided in Exhibit 3, which University on behalf of Board will sign upon request of Licensee.

     5.7 Board shall promptly, and in any event, within ten (10) business days of any of the following occurrences, deliver to Licensee: (i) evidence of each payment made by Board pursuant to Article 4 of the Monsanto Agreement, unless Licensee shall have agreed to make such payments to Monsanto directly on Board’s behalf; and (ii) true and complete copies of each notice, report or other document delivered or received by Board pursuant to Articles 5 or 6 of the Monsanto Agreement.

6. PAYMENTS AND REPORTS

     6.1 In consideration of rights granted by Board to Licensee under this Agreement, Licensee agrees to pay Board the following:

     (a) Running royalties in an amount equal to two and a half percent (2.5%) of Net Sales of each Licensed Product and each Licensed Process manufactured, imported, exported, used, leased, or Sold by and/or for Licensee and/or its Subsidiary and/or its Sublicensees, provided, however, that the minimum annual running royalties payable to the Board shall be $20,000 per calendar year, prorated for the first calendar year following the Effective Date, and any amounts paid under any section of this Agreement or the Patent Assignment Agreement to University or Board by Licensee in a given year after the Effective Date shall count against the minimum annual running royalties. Notwithstanding the foregoing, (i) the running royalty rate shall be 3.3% in respect of Net Sales of Licensed Products and Licensed Processes to the extent that such Licensed Products or Licensed Processes arise from new technology rights that Licensee elects to add to Licensed Subject Matter after the Effective Date pursuant to Section 5.5 and such royalty rate shall not be subject to increase pursuant to Section 6.2 and (ii) to the extent that a Sale gives rise to the accrual of a running royalty under Section 5.a of the Patent

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Assignment Agreement (or, but for the second paragraph of such Section 5.a, would have given rise to such accrual) it shall not give rise to the accrual of a running royalty under this 6.1(a).

It is understood and agreed by the parties that the payment of royalties pursuant to this Section 6.1(a) shall be made only on the first Sale of a Licensed Product or Licensed Process by Licensee, a Subsidiary or a Sublicensee, and that subsequent Sales of the same Licensed Product or Licensed Process for which royalties have been accrued pursuant to this Section 6.1(a) shall not be subject to any additional accrual of royalties (for example, and for illustration purposes only, if a royalty accrues due to a Sale by Licensee of a Licensed Product to a Sublicensee or a pharmaceutical distributor, a subsequent Sale by such Sublicensee or such pharmaceutical distributor shall not generate a royalty payable to Board).

     (b) **** of all cash and the fair market value (determined in accordance with Section 6.6) of non-cash consideration received by Licensee from a Sublicensee as a result of a sublicense for Licensed Products or Licensed Processes including but not limited to licensing or option fees, marketing fees, milestone payments, bonus payments and the like, but excluding (i) payments received by Licensee for research development pursuant to research grants; (ii) royalty payments received by Licensee calculated on the basis of Net Sales of the Sublicensee; (iii) payments received by Licensee as consideration for an assignment of substantially all of the assets of Licensee or a controlling majority of the stock of Licensee; and (iv) payments subject to the payment of royalties under Section 5.b of the Patent Assignment Agreement. .

     (c) A fee of $75,000 plus all reasonable legal costs and fees incurred by Board for filing, prosecuting, obtaining and maintaining patents for each new patent application relating to new technology applications Licensee elects to add to this Agreement as Licensed Subject Matter pursuant to Section 5.5. This fee is not applicable to the Patent Rights or to intellectual property relating to derivatives, new formulations or methods of delivery of compositions, claimed or disclosed in prior applications, or new compositions for uses that are already disclosed or claimed, and other modifications or improvements of TP508 Technology. Fees paid to Board under this Section 6.1(c) shall count against minimum annual running royalties payable pursuant to Section 6.1(a).

     6.2 Assignment Bonus. Licensee hereby acknowledges and agrees that Board and University are under no obligation whatsoever herein to make any assignment of the Patent Rights. University shall use reasonable efforts during the first year after the Effective Date to attempt to obtain necessary approvals and authorizations of, and to execute and deliver, or cause to be executed and delivered, the Patent Assignment Agreement in substantially the form attached hereto as Exhibit 4, pursuant to which, if approved by Board at a subsequent date during the first year after the Effective Date, Board will assign to Licensee all its right, title and interest in and to the Patent Rights, other than new technology rights as set forth in Section 5.5 hereof, that are added to Exhibit 2 in the two-year period following the Effective Date (but not its obligations under the Monsanto Agreement), subject to continued royalty payments and other

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obligations of Licensee set forth in the Patent Assignment Agreement, and pursuant to which, among other things:

     (a) Licensee shall pay to the Board a cash assignment payment of **** upon execution and delivery of the Patent Assignment Agreement, if the Patent Assignment Agreement is executed and delivered by Board prior to ****;

     (b) The running royalties payable by Licensee to the Board pursuant to Section 6.1(a) shall be increased by 0.5% of Net Sales, except that this increase shall not apply to the running royalties payable at the rate of 3.3% relating to new technology applications that Licensee elects to add to Licensed Subject Matter pursuant to Section 5.5; and

     (c) If Monsanto assigns its joint ownership interest in the Patent Rights to Licensee prior to the date which is **** after the Effective Date, then Licensee shall pay to the Board a cash assignment payment of **** and the running royalties payable by Licensee to the Board pursuant to Section 6.1(a) shall be increased by an additional 0.3% of Net Sales, except that this increase shall not apply to the running royalties payable at the rate of 3.3% relating to new technology applications that Licensee elects to add to Licensed Subject Matter pursuant to Section 5.5.

     6.3 During the Term of this Agreement and for one (1) year thereafter, Licensee shall keep complete and accurate records of its and its Sublicensees’ Sales and Net Sales of each Licensed Product and each Licensed Process under the license granted in this Agreement in sufficient detail to enable the royalties payable to Board hereunder to be determined. Licensee shall permit Board or its representatives, at Board’s expense, to periodically examine its books, ledgers, and records during regular business hours solely for the purpose of and to the extent necessary to verify any report required under this Agreement. In the event that the amounts due to Board are determined to have been underpaid, Licensee shall immediately pay the Board the difference, together with interest thereon at a per annum rate equal to the prime rate of interest, as published by the Wall Street Journal, plus three percentage points and if the amount underpaid is greater than two percent (2%) of the total royalty, Licensee shall reimburse Board for all costs of such examination.

     6.4 Within thirty (30) days after each March 31, June 30, September 30, and December 31, Licensee shall deliver to Board a true and accurate report, giving such particulars of the business conducted by Licensee and its Sublicensee(s), if any exist, during the preceding three (3) calendar months under this Agreement as are pertinent to an account for payments hereunder. Such report shall include at least: (a) the total Sales of Licensed Product and Licensed Process by Licensee and by Sublicensees; (b) the total Net Sales; (c) the calculation of royalties thereon; and (d) the total royalties so computed and due Board. Licensee will report royalties to the University in categories (specified by the University) based on the University intellectual property for which the royalties are attributed. Simultaneously with the delivery of each such report, Licensee shall pay to Board the amount, if any, due for the period of such report. If no payments are due, it shall be so reported. Minimum royalties, however, will be due and payable with the September 30 report to the extent not covered by other payments hereunder

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during the preceding year. It is understood and agreed that if multiple patents of the Patent Rights cover a single Licensed Product or Licensed Process, only a single royalty as provided in Section 6.1 shall be paid.

     6.5 All amounts payable hereunder by Licensee shall be payable in United States funds without deductions for taxes, assessments, fees, wire transfer charges, or charges of any kind and shall be payable by either checks made payable to The University of Texas Medical Branch and mailed to The University of Texas Medical Branch at Galveston, Research Development Services, P.O. Box 4786-750, Houston, TX 77210-4786, or pursuant to wire transfer information or as otherwise designated by Board within thirty (30) days written notice to Licensee.

     6.6 Noncash payments received by Licensee which are subject to royalty payments under this Agreement shall be valued at the fair market value (“FMV”) thereof, determined in accordance with this Section 6.6. FMV shall be determined as follows:

     (a) By mutual agreement between the parties if possible;

     (b) If the parties cannot reach a mutual agreement on FMV, then the parties shall agree on an impartial third party mediator having at least ten (10) years of accounting experience to assist the parties in determining FMV, and the parties shall share equally in the fees and costs of any such mediator; and

     (c) In the event the parties fail to reach an agreement on FMV pursuant to mediation, then either party may submit the determination of FMV to binding arbitration by a panel of three (3) arbitrators each having at least ten (10) years of accounting experience and providing each party an opportunity to present evidence of FMV to the arbitration panel. Unless otherwise agreed by the parties, each of the University and Licensee shall select one (1) arbitrator for the panel and the third arbitrator shall be selected by the two other arbitrators designated by the University and Licensee. The decision of the arbitrators in determining FMV shall be final and binding on University and Licensee.

7. TERM AND TERMINATION; BREACH

     7.1 The term of this Agreement, unless terminated in accordance with this Agreement (the “Term”), shall extend until the last patent included in the Patent Rights has expired or has been found to be invalid or unenforceable by a court of competent jurisdiction from which no appeal is available. Licensee acknowledges and agrees that in no event shall Licensee take any action or omit to take any action that causes any of the Patent Rights to lapse or fees not be paid to avoid royalties hereunder or without providing University or Board the opportunity to assume Licensee’s rights therein, including all right, title and interest in any such Patent Rights thereafter.

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     7.2 Except in the cases of fraud in the inducement, mutual agreement of the Board and Licensee, or any circumstance associated with Section 7.5 herein, this Agreement is not terminable by the parties or by action at law or equity for any reason.

     7.3 Except in the case of fraud in the inducement or circumstances associated with Section 7.5 herein, Board’s sole remedy for default by Licensee or breach of this Agreement by Licensee shall be an action for monetary damages and not termination of this Agreement.

     7.4 Prior to the commencement of any action to enforce any breach of this Agreement by Licensee, Board shall give Licensee written notice of any breach hereof, and Licensee shall have 30 days to cure any payment breach and, if curable, 90 days to cure any other breach. In any such action in which Board is the prevailing party, Board shall be entitled to recover from Licensee its reasonable attorneys fees and other direct out-of-pocket costs incurred in connection therewith, and, in the case of the enforcement of any failure to pay amounts due under Section 6.1 hereof, Licensee shall pay to Board a late fee equal to the greater of $10,000 ($20,000 if such $10,000 fee has become payable hereunder at least twice) or 10% of the payment amount for each such payment not made within the applicable cure period, plus interest on such unpaid amounts from the due date thereof until paid at a per annum rate equal to the prime rate of interest, as published by the Wall Street Journal, plus three percentage points.

     7.5 If at any time after an assignment of this Agreement by Licensee to an entity not affiliated with OLGC the Licensee shall breach its payment obligations hereunder and shall not cure such breach pursuant to Section 7.4 within 30 days from Board’s written notice thereof to Licensee, Licensee agrees and acknowledges that Licensor immediately shall receive a vested security interest in Licensee’s interests in this Agreement and Licensee will immediately execute, in a form Board can record, a Security Agreement substantially similar to the Security Agreement attached hereto as Exhibit 5 to secure the payment of all such Licensee’s payment obligations hereunder.

8. INFRINGEMENT BY THIRD PARTIES

     8.1 Licensee shall have the first right of refusal to enforce at its expense any of the Patent Rights against infringement by third parties and shall be entitled to retain any recovery from such enforcement. Board shall not communicate directly with any putative infringers, but shall notify Licensee of all suspected infringement. Licensee shall pay Board a royalty in the amount of five percent (5%) on any monetary recovery after deduction of all attorney’s fees and costs. If required by a court pursuant to a court order, Board consents to be joined as a party in any lawsuit by Licensee for patent infringement relating to the Patent Rights. If the Board is so joined, Licensee shall represent Board (at Licensee’s sole cost) in such proceedings for all claims and issues relating to the Patent Rights and shall use reasonable best efforts to cause to be dismissed or severed any counterclaim against Board not related to the Patent Rights. To the extent such counterclaims or other claims not relating to the Patent Rights are brought and not dismissed or severed, Licensee shall not be required to assume the defense thereof, but Licensee shall reasonably cooperate with the Board and its counsel in connection with the defense thereof. Licensee shall retain sole control of any litigation, subject to the statutory duties of the Attorney

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General of the State of Texas (other than litigation commenced by Board pursuant to Section 8.2 hereof) relating to the Patent Rights, including choice of legal counsel, venue, claims, counterclaims, and all related strategies, issues, timing, and settlements. Licensee shall hold Board harmless and indemnify Board for all reasonable attorneys fees and costs directly related to any such enforcement of Patent Rights by Licensee and for all settlements, awards and judgments against Board for all counterclaims against Board relating to the Patent Rights and arising by virtue of the Board’s joinder as a party, except to the extent based on intentional acts or omissions or willful malfeasance by the Board, or its directors, officers, employees and agents.

     8.2 If Licensee shall fail to commence an action or take other appropriate steps to enforce the Patent Rights within six months after Licensee receives notice of a possible infringement by a third party, Board shall have the right to enforce the Patent Rights upon 30 days prior written notice to Licensee reasonably describing the circumstances underlying the claim of infringement. Board shall be entitled to retain all recovery from any such enforcement by Board, and Licensee shall fully cooperate with Board in any enforcement by Board of the Patent Rights, provided Board pays Licensee’s reasonable direct out-of-pocket expenses, excluding, but not limited to, attorneys’ fees, advisor fees or fees relating to operations in the ordinary course of business.

     8.3 In any suit or dispute involving an infringer of the Licensed Subject Matter, the Board and University shall cooperate fully with the Licensee, subject to the statutory duties of the Attorney General of the State of Texas. Licensee shall cooperate fully with the Board and University, and upon the request and at the expense of the Board or University bringing suit, the Licensee shall make available to the party bringing suit at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens, and the like, during regular business hours, which are in Licensee’s possession. Licensee shall give at least 60 days advance written notice to Board or University prior to commencing enforcement actions against an infringing party, unless a temporary or preliminary injunction is being sought, in which case Licensee shall give at least 10 days advance written notice; provided that, should there be exigent circumstances and Licensee determines in good faith that immediate action is necessary through a temporary restraining order or other ex parte proceeding, Licensee shall give advance written notice thereof to Board or University as soon as practicable under the circumstances.

9. ASSIGNMENT

     Licensee (and its successors and assigns) may assign this Agreement without the prior written consent of Board in the event of a merger with a third party (where Licensee (or its successors or assigns) is not the surviving party), in the event of an acquisition of Licensee (or its successors or assigns) by a third party, or in connection with the sale of substantially all of Licensee’s (or its successors’ or assigns’) assets relating to this Agreement to a third party, provided such third party in each incident assumes all obligations owed to Board and University in this Agreement, agrees to comply in all respects with the terms, conditions, and provisions of this Agreement, and provides prompt notice thereof, in no event not more than ten (10) business

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days from the occurrence thereof, to the Board. In addition, Licensee (and its successors and assigns) may assign this Agreement with the prior written consent of the Board, which shall not unreasonably be withheld. Without limiting this Section 9, Board and University expressly agree that Licensee may assign this Agreement to OLGC. In the event of any such permitted assignment, the term, “Licensee” shall mean the successor by assignment of the assigning Licensee’s rights and obligations hereunder.

10. PATENT MARKING

     Licensee shall mark permanently and legibly all Licensed Products manufactured or Sold by it under this Agreement with such patent notice as may be permitted or required under Title 35, United States Code.

11. INDEMNIFICATION

     11.1 Licensee shall hold harmless and indemnify Board, members of Board (Regents), System and University, and their respective officers, employees, agents and representatives (each, a “Licensee Indemnified Party”) from and against any and all losses, damages, costs, expenses, liabilities, obligations, claims, demands or causes of action (including without limitation those arising on account of any infringement, injury or death of persons, or damage to property) (“Losses”) caused by, or arising out of, or resulting from the exercise or practice of the license granted hereunder by Licensee its Subsidiaries or their officers, employees, agents or representatives, except to the extent any such Losses arise from the grossly negligent acts or omissions of any Licensee Indemnified Party. Licensee shall not be liable for any type of indirect, special, consequential, exemplary or punitive damages (including, without limitation, damages for loss of profits or expected savings) whatsoever arising out of or in connection with this Agreement or its subject matter, regardless of whether Licensee knows or should know of the possibility of such damages.

     11.2 Board Indemnification.

     (a) To the extent authorized under the Constitution and laws of the State of Texas, Board shall hold harmless and indemnify Licensee, its officers, employees, agents and representatives, from and against any Losses related to University’s obligation to pay royalties to Monsanto under the Monsanto Agreement occurring or existing at any time before or on the date that Monsanto assigns its joint ownership interest in the Patent Rights to Licensee under Section 6.2(b) hereof. Board’s aggregate liability under this Section 11.2(a) shall not exceed the amounts paid by Licensee to Board under Section 6.1(a) and 6.1(b) hereof during the one-year period preceding the date of the event that gave rise to such liability.

     (b) To the extent authorized under the Constitution and laws of the State of Texas, Board shall hold harmless and indemnify Licensee, its officers, employees, agents and representatives from and against any Losses caused by, or arising out of, or resulting

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from any breach, amendment, termination or other modification of the Monsanto Agreement by Board, including any termination of the Monsanto Agreement arising from any failure to pay royalties thereunder, except to the extent such Losses arise from the negligent acts or omissions of any Licensee.

     (c) Board shall, to the extent authorized under the Constitution and laws of the State of Texas, indemnify and hold Licensee harmless from any Losses resulting from the negligent acts or omissions of Board, its agents or employees pertaining to the activities to be carried out pursuant to this Agreement; provided, that (i) Board shall not hold Licensee harmless from claims arising out of the negligent acts or omissions, or willful malfeasance of Licensee, its officers, agents, or employees, or any person or entity not subject to the University’s supervision or control and (ii) Board shall not be liable for any type of indirect, special, consequential, exemplary or punitive damages (including, without limitation, damages for loss of profits or expected savings) whatsoever arising out of or in connection with this Agreement or its subject matter or the Monsanto Agreement, regardless of whether Board knows or should know of the possibility of such damages.

12. INSURANCE

     12.1 Commencing no later than the Effective Date, or the date on which any Licensed Subject Matter is distributed or Sold (including for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, whichever comes later, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $3,000,000 per incident and $3,000,000 annual aggregate, and Licensee shall use reasonable efforts to have the Board, System, University, its Regents, officers, employees and agents named as additional insured parties. Such commercial general liability insurance shall provide (i) product liability coverage; (ii) broad form contractual liability coverage for Licensee’s indemnification obligations under this Agreement; and (iii) coverage for litigation costs. In no event shall the minimum amounts of insurance coverage required herein be construed to create a limit of Licensee’s liability with respect to its indemnification obligations under this Agreement.

     12.2 Within fifteen (15) days of obtaining the insurance coverage required under this Agreement, Licensee shall provide Board with written evidence of such insurance coverage. Licensee shall provide Board with at least fifteen (15) days prior written notice of the cancellation, non-renewal or material change in such insurance.

     12.3 Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any Licensed Subject Matter developed pursuant to this Agreement is being commercially distributed or Sold by Licensee or by a Sublicensee or agent of Licensee; and (ii) the five (5) year period immediately following such period.

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13. USE OF BOARD AND COMPONENT’S NAME

     Licensee shall not use the name of University, System, or Board in relation to the Licensed Subject Matter without express written consent, except for the clauses listed in Exhibit 6 attached hereto.

14. CONFIDENTIAL INFORMATION; PUBLICATION

     14.1 Confidential Information.

     (a) Each of the parties to this Agreement shall use at least the same degree of care it uses to prevent the disclosure of its own confidential information to prevent the disclosure of Confidential Information disclosed to it by the other party. Each party warrants to the other that such care is reasonably calculated to prevent the disclosure of Confidential Information.

     (b) Confidential Information will be used by the parties solely as needed to fulfill the business transactions described in this Agreement (the “Authorized Purpose”). Each party agrees to limit circulation and disclosure of the Confidential Information to its employees, agents, advisors, and representatives who (i) have a need to know such Confidential Information in order to accomplish the Authorized Purpose, (ii) have been informed of the confidential and proprietary nature of the Confidential Information, and (iii) have agreed not to disclose the Confidential Information in contravention of this Agreement. Each party will cause its employees, agents, advisors, and representatives to whom Confidential Information is disclosed or transferred to maintain the Confidential Information in accordance with the terms and conditions of this Section 14.1 as though such employees, agents, advisors, and representatives were parties to this Agreement.

     (c) Notwithstanding this Section 14.1, neither party shall have liability to the other with regard to any Confidential Information of the other which: (i) was in the public domain at the time it was disclosed by the receiver or comes into the public domain through no fault of the receiver; (ii) was independently developed by the receiver prior to the receipt of the Confidential Information; (iii) becomes known to the receiver from another source without breach of this Agreement by the receiver and otherwise not in violation of the disclosing party’s rights; or (iv) is disclosed pursuant to the order or requirement of a court, internal reporting, administrative agency or other governmental body including disclosure pursuant to federal and state law and regulations. In no event shall Confidential Information of Licensee be imputed to any other component institution of System, other than University, that did not have access to the Confidential Information of Licensee. Also, after the Effective Date, Licensee hereby agrees that it will provide reasonable cooperation to University in University’s attempt to effectuate the assignment of Monsanto’s rights pursuant to Section 6.2(c), including but not limited to, the disclosure of the existence of this Agreement, non-Confidential Information related to this Agreement and the consummation of the transactions hereunder, limited confidential information related to this Agreement after either consent from Licensee or Monsanto’s

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execution of a Nondisclosure, Non-Use Agreement, in form and substance reasonably satisfactory to Licensee, with University or Board. The parties’ obligations pursuant to this paragraph shall survive for a period of three (3) years after the termination of this Agreement.

     14.2 Board and University and their respective employees, agents and representatives may publish their own scientific findings (but not Confidential Information provided by Licensee to Board or University after the Effective Date unless written waiver thereof is obtained from Licensee) from research related to Licensed Subject Matter, only in accordance with the following procedures:

     (a) prior to any publication relating to TP508 Technology, whether orally, in the form of an abstract or manuscript or otherwise, such information shall first be submitted to Licensee in writing for review and comment;

     (b) after receiving such information for review and comment, Licensee shall have 30 days to notify the entity or person which submitted such information for review and comment (the “Requestor”) (i) whether Licensee intends to apply for a patent for the subject matter of the information and (ii) whether there is any Confidential Information of Licensee contained therein, specifying such information that cannot be published pursuant to this Section 14.2;

     (c) if within such 30-day period Licensee notifies Requestor that Licensee will not file a patent application on the subject matter of the information, Requestor may publish the information other than any Confidential Information of Licensee identified by Licensee pursuant to Section 14.2(b)(ii) hereof within the 30-day period;

     (d) if Licensee fails to communicate any decision to the Requestor within such 30-day period, Requestor may publish the information; and

     (e) if within such 30-day period, Licensee notifies Requestor that Licensee intends to file a patent application on the subject matter of the information, Requestor may publish the information, other than any Confidential Information of Licensee identified by Licensee pursuant to Section 14.2(b)(ii) above, 60 days after the date Requestor receives such notification or, if earlier, upon the filing by Licensee of a patent application thereon.

15. GENERAL

     15.1 Except as provided in Section 6.6(c) hereof, any dispute or controversy arising out of or relating to this Agreement, its construction or its actual or alleged breach will be decided by mediation with the use of a qualified mediator acceptable to each party. If the mediation does not result in a resolution of such dispute or controversy, it will be finally decided by an appropriate method of alternate dispute resolution, including without limitation, arbitration, conducted in the city of Galveston, Texas in accordance with the Commercial Dispute

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Resolution Procedures of the American Arbitration Association. The arbitration panel will include members knowledgeable in the evaluation of biotechnology. Judgment upon the award rendered may be entered in the highest court or forum having jurisdiction, state or federal. The provisions of this Article 15 will not apply to decisions on the validity of patent claims or to any dispute or controversy as to which any treaty or law prohibits such arbitration. The decision of the arbitration must be sanctioned by a court of law having jurisdiction to be binding upon and enforceable by the parties

     15.2 This Agreement constitutes the entire and only agreement between the parties for Licensed Subject Matter and all other prior negotiations, representations, agreements, and understandings for Licensed Subject Matter are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the parties.

     15.3 Any notice required by this License Agreement shall be given by personal delivery or prepaid, first class, certified mail, return receipt requested, addressed in the case of Board to:

Board of Regents
The University of Texas System
201 West 7th Street
Austin, Texas 78701
ATTENTION: Office of General Counsel
FAX: (512) 499-4523
PHONE: (512) 499-4462

with copies to:	University of Texas Medical Branch
301 University Blvd., Route 0663
Galveston, Texas 77555-0663
ATTENTION: Director, Technology
Development Center
FAX: (409) 747-1441
PHONE: (409) 747-0551

or in the case of Licensee (before	Chrysalis BioTechnology, Inc.
assignment of this Agreement to	2200 Market, Suite 600
OLGC) to:	Galveston, Texas 77550
ATTENTION: Director or President
FAX: (409) 750-9253
PHONE: (409) 750-9251

or, in the case of Licensee (after	OrthoLogic Corp.
assignment of this Agreement to	1275 West Washington Street
OLGC) to:	Tempe, AZ 85281-1210
ATTENTION: President and CEO
FAX: 602-286-2808

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PHONE: 602-286-5500

with a copy to:	Quarles & Brady LLP
One Renaissance Square
Two North Central Avenue
Phoenix, AZ 85004
ATTENTION: Steven P. Emerick
FAX: 602-417-2980
PHONE: 602-230-5517

or such other addresses as may be given from time to time under the terms of this notice provision. Notice shall be deemed given upon actual receipt.

     15.4 Licensee shall comply with all applicable federal, state and local laws and regulations in the United States of America and all applicable laws of countries other than the United States of America in connection with its activities pursuant to this Agreement.

     15.5 This License Agreement shall be construed and enforced in accordance with the laws of the United States of America and of the State of Texas.

     15.6 Failure of either party to enforce a right that under this Agreement shall not act as a waiver of that right or the ability to later assert that right relative to the particular situation.

     15.7 Headings included herein are for convenience only and shall not be used to construe this Agreement.

     15.8 If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

THE UNIVERSITY OF TEXAS MEDICAL BRANCH, for itself and on behalf of

THE BOARD OF REGENTS OF THE
UNIVERSITY OF TEXAS SYSTEM	CHRYSALIS BIOTECHNOLOGY, INC

By:	/s/ John D. Stobo	By:	/s/ Dennis L. McWilliams

Name:	John D. Stobo	Name:	Dennis L. McWilliams
Title:	President	Title:	Chief Operating Officer
Date:	April 27, 2004	Date:	April 26, 2004

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